EX-10.2

CONSULTING AGREEMENT (the “Agreement”), dated as of October 20, 2008 between ELITE PHARMACEUTICALS, INC., a Delaware corporation having a principal place of business at 165 Ludlow Avenue, Northvale, New Jersey 07467 (the “Company”), and PARALLEX CLINICAL RESEARCH, a Consultant having an address at 218 Walker Place, West Hempstead, NY 11552 (“Consultant”).

INTRODUCTION

           The Company desires to engage Consultant to provide consulting services to Elite for Elite’s opioid abuse-resistant product, sustained release opioid product and other such products that Elite may request assistance with (the “Products”), all as more fully described in Exhibit A hereto. To accomplish such purposes the Company and Consultant hereby agree as follows:

ARTICLE I
RETENTION: TERM: DUTIES

          1.1      Retention of Consultant; Term. The Company hereby retains the services of Consultant, and Consultant hereby agrees to render services to the Company, all in accordance with the terms and conditions hereof, for a term (the “Term”) commencing on October 20, 2008 and terminating at such time as the Company shall notify Consultant in writing pursuant to Section 3.1 below.

          1.2     Duties. During the Term, Consultant shall perform such consulting services for the Company, its subsidiaries and affiliates as may be required and assigned by the Company. These services shall include by way of illustration and not limitation include assistance in development and execution of Elite’s regulatory and clinical program to assist in development of the Products and such other services as the Company shall request in writing from time to time. The parties acknowledge and agree that the services shall be performed by Stuart Apfel (“Apfel”) on behalf of Consultant. Consultant has, and if necessary will engage its other employees with the proper skill, training and experience to provide the services; provided, that before any of Consultant’s other employees provides services the Company shall agree to such Consultant employees. Consultant shall provide, and shall cause each such person to provide the services hereunder in a diligent and professional manner in accordance with generally accepted industry standards. The services of Consultant hereunder shall be performed at the applicable rates set forth in Section 2.1 hereof. Consultant shall provide the Company with progress reports with respect to the services rendered hereunder in reasonable detail on a periodic basis and as otherwise requested by the Company. Consultant shall be solely responsible for the payment of all salaries and other compensation to its employees, representatives or agents. The Company shall have the right at all times to terminate the assignment of any employee of Consultant upon notice for any reason, in Company’s sole discretion.

          1.3     No Conflict. Consultant represents and warrants to the Company that it and its employees and representatives are free to be engaged by the Company upon the terms contained in this Agreement and that there are no consulting agreements, employment contracts, restrictive covenants or other agreements or fiduciary obligations preventing or interfering with in any manner whatsoever the full performance of Consultant’s duties hereunder.

          1.4     Relationship of Parties. The Company and Consultant acknowledge and agree that Consultant, its employees, representatives and agents are independent contractors and not employees of, or joint venturers or partners with, the Company. Consultant, its employees, and representatives will not be entitled to any of the Company’s employee benefits (including without limitation, pension, insurance, disability, overtime premium, vacation plans, and the like) and will not have any right to make commitments to third parties on behalf of the Company unless specifically authorized in writing by the Company. Any employees or other representatives that Consultant may engage to provide services on behalf of the Company with the Company’s prior written consent shall remain the employees of Consultant and shall be paid directly by Consultant for all services in this connection. Consultant shall be solely responsible for all obligations and reports covering Social Security, Unemployment Insurance, Workers’ Compensation, Income Tax and other reports and deductions required by any applicable Federal, state or local law with respect to the services provided hereunder by Consultant, its employees and representatives.

          1.5     Legal Compliance. Consultant, its employees and representatives will comply with all applicable governmental laws, ordinances, rules and regulations applicable to the performance of the services hereunder.

          1.6     Appointment of Apfel. During the Term, Apfel shall serve as the Company’s Chief Scientific Officer and Chief Medical Officer.

ARTICLE II
COMPENSATION

          2.1      Compensation. For all services rendered by Consultant hereunder and all covenants and obligations undertaken by it pursuant to this Agreement, Consultant shall be compensated at the rate of $250 per hour for the services of Stuart Apfel and $175 per hour for clinical research scientists, payable monthly and upon presentation of an invoice itemized by days worked; provided, however, that, in no event shall Consultant be entitled to compensation (together with its employees’, representatives’ or agents’ billable hours) of more than $10,000.00 in any month, unless Consultant has obtained the prior written authorization of the Company. Consultant shall keep and shall cause to be kept detailed monthly time sheets and is responsible for submitting such records to Company. All invoices hereunder shall be submitted by Consultant to the Company at the address set forth at the head of this Agreement. Consultant’s federal identification number is 203418259.

          2.2      Expenses. Upon presentation of a written itemized account thereof with related receipts, the Company shall from time to time pay to or reimburse Consultant for the reasonable and necessary travel expenses incurred by Consultant in connection with the performance of its duties hereunder, which travel expenses have been approved in writing in advance by the Company.

ARTICLE III
TERMINATION

          3.1     Term; Termination. The Company shall be entitled to terminate this Agreement immediately upon written notice to Consultant for any reason. Sections 1.3, 1.4, 1.5, Article 4 and Article 5 shall survive the termination or expiration of this Agreement. Upon termination or expiration of this Agreement, the Company shall not have any further obligations to the Consultant hereunder.

          3.2     Continued Cooperation. Consultant and/or Apfel, as applicable, shall, during and after the expiration or termination of this Agreement for any reason, at Company’s sole expense, provide such reasonable cooperation as is requested by Company with respect to any internal or external agency or legal investigation (whether conducted by the Food and Drug Administration (“FDA”), the Securities Exchange Commission (the “SEC”) or otherwise), lawsuits, financial reports, or with respect to other matters within its knowledge, responsibilities or purview, upon reasonable notice. Consultant, its employees and representatives, including Apfel, shall execute all lawful documents reasonably necessary for Company to secure or maintain any Confidential Information (as defined below).

          3.3     Return of Documents and Property. Upon the expiration or termination of this Agreement, or upon the earlier request of the Company, Consultant, Apfel and Consultant’s legal or personal representatives will promptly return to the Company any and all information, documents or other materials relating to or containing Confidential Information which are, and any and all other property of the Company which is, in Consultant’s and/or Apfel’s possession, care or control, regardless of whether such materials were created or prepared by Consultant and/or Apfel, and regardless of the form of, or medium containing, such information, documents, including without limitation, all Company computers and hard drives, all computer files (whether or not such files are stored on Consultant’s and/or Apfel’s personal computers), keys and any other physical property of Company. A breach of the foregoing obligations by any of Consultant’s employees and/or representatives, including without limitation, Apfel, is deemed to be a breach by Consultant.

ARTICLE IV
NON-DISCLOSURE, NON-COMPETITION AND NON-SOLICITATION

          4.1     Non-Disclosure. Consultant acknowledges that, in performing its services hereunder, it will be exposed to certain confidential and proprietary information of the Company. Consultant, its employees and representatives shall not disclose or furnish to any other person, firm or corporation, or utilize for it or their own benefit any Confidential Information. For purposes of this Agreement “Confidential Information is defined as (a) any information relating to any confidential process, technique or procedure used by the Company, its subsidiaries and affiliates, including, but not limited to, any patents and designs, projections, procedures, formulae, processes, techniques, methodologies, business, financial or organizational or administrative information, personnel material and product, marketing or sales data; (b) the identity of any products or compounds that are the subject of research, development, commercialization or manufacture by the Company, including the progress or status of any such research or development efforts Company; or (c) any information of a confidential nature obtained as a result of any prior, present or future relationship with the Company, its subsidiaries or affiliates; (d) any trade secrets of the Company, its subsidiaries or affiliates; or (e) the name, address or other information relating to any customer or supplier of the Company, its subsidiaries or affiliates. It is further provided that the foregoing provisions shall not apply to any information that Consultant can document by clear and convincing evidence:

(a)	is now public knowledge or which hereafter becomes public knowledge through no fault of Consultant;

(b)	is properly provided to Consultant without violation of an obligation owed to the Company by an independent third party; or

(c)	was already in the Consultant’s possession at the time of receipt from the Company.

Consultant will restrict access to Confidential Information to the minimum number of its employees and representatives as is necessary for the purpose of the performance of the services hereunder and shall use best efforts to preserve and safeguard the Confidential Information. Consultant shall advise its employees of the confidential nature of the Confidential Information and shall ensure that its employees and representatives keep such information confidential and utilize such information only in accordance with the terms of this Agreement.

          4.2      Non-Solicitation; Non-Competition. Consultant agrees that during the Term of this Agreement and for a period of one year thereafter, it will not, in any manner, directly or indirectly (a) be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory, expert or other capacity for, any entity or consultant that competes with the Company, its subsidiaries or affiliates with the Products being developed by the Company, its subsidiaries or affiliates and relating directly or indirectly to the Consultant’s work hereunder; (b) solicit or divert any business or any customer from the Company, its subsidiaries or affiliates or assist any person, firm or corporation in doing so or attempting to do so; or (c) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company, its subsidiaries or affiliates or assist any person, firm or corporation in doing so; or (d) solicit or divert any employee from the Company, its subsidiaries or affiliates or assist any person, firm or corporation in doing so.

          4.3      Securities Laws. Consultant acknowledges that he is aware (and that its employees have been advised) that the United States securities laws (“Securities Laws”) prohibit Consultant, its employees and any person or entity who has received material non-public information about the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information. Consultant shall not do or perform any act in violation of any Securities Laws or other applicable securities law.

          4.4      No Granting of License. Nothing herein contained is intended or shall be interpreted as (i) granting or creating any right or license in or to Consultant with respect to any patent rights, copyrights, trademarks, trade secretes, or other intellectual property or proprietary rights owned or controlled by the Company, or (ii) waiving or relinquishing any rights of enforcement that the Company may have with respect to patent, copyright, trademark, trade secrets, or other intellectual or other proprietary infringement or misappropriation.

          4.5      Inventions. All data, results, ideas, discoveries, inventions, reports, or other works of authorship (including, without limitation, any derivative works) that are or may be patentable or subject to copyright and that may be made, authored, discovered or otherwise conceived or invented by Consultant, including, without limitation, its employees, representatives, or agents, as a result of performing the services hereunder, whether alone or in conjunction with others (collectively, the “Inventions”), and all right, title and interest in and to such Inventions throughout the world, shall be deemed a “work made for hire” (as such term is defined in Title 17 United States Code Section 101) and shall the sole and exclusive property of the Company. To the extent any right, title or interest in or to such Inventions by operation of law or otherwise belong to Consultant, its employees, representatives, or agents, such Inventions shall be deemed assigned upon discovery, conception or creation to the Company and shall become the sole and exclusive property of the Company, without any further act of Consultant, its employees, representatives, or agents. Consultant agrees to treat, and shall cause its employees, representatives, or agents to treat, all such Inventions as Company’s Confidential Information hereunder. Consultant shall promptly communicate to Company, without publishing same, any Inventions and all available information relating to any Inventions (with all necessary plans and models).

          Consultant shall assist, and shall cause its employees, representatives, or agents to assist, the Company in perfecting its ownership rights in Inventions and obtaining, maintaining and defending any such Inventions. Consultant will, at the request of Company, execute and perform, and cause its employees, representatives and/or agents, as the case may be, to execute and perform, all such deeds, documents, acts and things as Company and its duly authorized agents may deem necessary or desirable to, among other things: (a) apply for, obtain and vest solely in the name of Company, letters patent, copyrights, trademark registrations or other analogous protection in any country throughout the world and when so obtained or vested to renew, extend and restore the same; and (b) defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation or cancellation of such letters patent, copyright, trademark registration or other analogous protection. In the event that Company is unable, after reasonable effort, to secure Consultant’s signature on any application, assignment, or other document or instrument relating to letters patent, copyright, trademark or other analogous protection relating to a Invention, whether because of the physical or mental incapacity of Consultant or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints Company and each of its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright, trademark or other analogous protection thereon with the same legal force and effect as if executed by Consultant.

          4.6      Indemnity Obligations of Consultant. Consultant shall indemnify, defend and hold Company and its affiliates harmless from and against any and all claims, proceedings, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) in connection with a breach of this Agreement by or for any of Consultant’s, its employees’, representatives’, or other agents’ acts and omissions hereunder.

          4.7      Breach of Provisions. If Consultant and/or any of its employees, agents or representatives breaches any of the provisions of this Article 4 in addition to and without limiting any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate equitable relief in the form of an injunction in any court to restrain any such breach or threatened breach and to enforce the provisions of this Article 4 and such other relief as the court may determine to be necessary, reasonable or proper. Consultant acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any proceeding is brought seeking injunctive relief, Consultant shall not use as a defense thereto that there is an adequate remedy at law.

ARTICLE V
MISCELLANEOUS

          5.1      Assignment. The rights and obligations of Consultant under this Agreement may not be assigned or delegated by Consultant without the prior written consent of the Company.

          5.2      Binding Effect. This Agreement shall extend to and be binding upon Consultant, Apfel and their respective successors, permitted assigns, heirs and legal representatives, and shall inure to the benefit of the Company, its successors and assigns.

          5.3     Notices. Any notice required or permitted to be given under this Agreement to either party shall be sufficient if in writing and if sent by Federal Express or other similar express courier service, to the address of such party set forth above, or to such other address as such party may hereafter designate by a notice given to the other party in the manner provided in this Section.

          5.4      Waiver. A waiver by a party hereto of a breach of any term, covenant or condition of this Agreement by the other party hereto shall not operate or be construed as a waiver of any other or subsequent breach by such party of the same or any other term, covenant or condition hereof.

          5.5      Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and no waiver, modification, change or amendment of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification, change or amendment is sought to be enforced. This Agreement supersedes all prior understandings, whether oral or written, between the Consultant and the Company.

          5.6      Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

          5.7      Applicable Law; Choice of Forum. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey without giving effect to principles relating to conflicts of law. Any legal action or proceeding filed in connection with this Agreement shall be filed in a forum in the State of New Jersey. The parties hereby consent to the sole and exclusive jurisdiction of the courts in the State of New Jersey and agree not to raise any defense or make any argument that the pendency of any legal action or proceeding in such courts is inconvenient.

          5.8      Severability. In the event that any of the provisions of this Agreement, or any portion thereof, shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired but shall remain in full force and effect.

* * *

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ELITE PHARMACEUTICALS, INC.

By:	/s/ Chris Dick
Chris Dick
Executive Vice President of Corporate
Development

PARALLAX CLINICAL RESEARCH

By:	/s/ Stuart Apfel
Dr. Stuart C. Apfel, M.D.
President

Agreed and Acknowledged that
Stuart Apfel shall be bound by the
Terms of this Agreement as if he were
a party hereto in place of Parallax
Clinical Research

Stuart Apfel

SCHEDULE A

  Assistance in development and execution of Elite’s regulatory and clinical program for its once-daily opioid product.

  Assistance in development and execution of Elite’s regulatory and clinical program for its abuse-resistant opioid product.